Exhibit 99.1

BANCTRUST FINANCIAL ANNOUNCES

SECOND QUARTER 2007 EARNINGS

Mobile, Alabama, August 9, 2007---- BancTrust Financial Group, Inc. (Nasdaq Global Select: BTFG) announced today net income for the second quarter of 2007 of $1.256 million, compared to $3.893 million earned in the second quarter of 2006.

Our results this quarter were negatively affected by several factors. We saw a significant decrease in our net interest margin from a year ago; however, the net interest margin stabilized in the second quarter at 3.96%. We are hopeful this trend will continue throughout the remainder of the year.

Our non-performing assets increased by approximately $15 million in the second quarter of 2007, due in large part to a $13 million loan in our commercial real estate portfolio. Our provision for loan losses in the second quarter of 2007 was $2.933 million, and the portion of the provision attributable to this $13 million loan, we believe, is adequate. The allowance for loan losses was $19.3 million at June 30, 2007, which represented an allowance for loan losses to total loans of 1.88%.

Employee expenses increased 8.8% in the first six months of 2007 compared to the first six months of 2006, resulting in large part from the expansion of our commercial banking unit in Mobile in mid-2006. We continue to see positive results from this group's efforts on both the deposit and lending side of the bank. Occupancy and furniture and equipment expense increased 15.9%, primarily as a result of our opening several new offices in the second half of 2006, all of which are meeting our expectations.

Second quarter and year-to-date earnings are disappointing; however, we have several significant accomplishments to report, which include:

    An increase in total deposits of 4.9% to $1.158 billion from year-end 2006

    An increase in trust revenue of 34.6% over last year's first six months to $1.5 million

    Continued strong commercial loan and deposit growth in the Mobile/ Baldwin County markets

    An increase in total non-interest revenue of 14.1%, from $5.411 million for the first six months of 2006 to $6.174 million for the first six months of 2007.

We continue to add new accounts as a result of customer dissatisfaction arising from recent bank mergers among our competitors affecting our market areas. While we have benefited, and expect to continue to benefit, from these market disruptions, several community banks have entered, or increased their investment in, our markets in an attempt to capitalize on customer dissatisfaction.

On May 21, 2007, we announced an agreement to acquire The Peoples BancTrust Company, Inc. On July 27, the Federal Reserve approved the merger. The 15-day waiting period for Justice Department review expires on August 11, 2007. This transaction is subject to numerous conditions, including the approval of both BancTrust's and Peoples' shareholders and BancTrust obtaining suitable financing. Following the merger, we expect to be the fifth largest bank holding company headquartered in Alabama, with approximately $2.4 billion in assets and 54 branches in Alabama and Florida. We expect the merger to take place in October of this year.

In connection with the proposed transaction, BancTrust has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 that includes a preliminary version of a joint proxy statement of BancTrust and Peoples that also constitutes a preliminary prospectus of BancTrust. The registration statement has not been declared effective and is subject to change. BancTrust and Peoples intend to mail the joint proxy statement and prospectus, once the registration statement has been declared effective by the SEC, to their shareholders. Investors and security holders are urged to read the joint proxy statement and prospectus regarding the proposed transaction when it becomes available, because it will contain important information. You may obtain a free copy of the joint proxy statement and prospectus (when available) and other related documents filed by BancTrust and Peoples with the SEC at the SEC's website at www.sec.gov.

BancTrust, Peoples and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposed transaction. Information concerning the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of BancTrust and Peoples in connection with the proposed transaction will be set forth, or incorporated by reference, in the joint proxy statement and prospectus when it is filed with the SEC. You can find information about BancTrust's executive officers and directors in BancTrust's definitive proxy statement filed with the SEC on April 9, 2007. You can find information about Peoples' executive officers and directors in Peoples' Form 10-K/A filed with the SEC on April 30, 2007.

On July 18, 2007, BancTrust's Board of Directors declared a third quarter 2007 dividend of $0.13 per share, payable October 1, 2007 to shareholders of record as of September 14, 2007.

BancTrust currently provides banking services through 21 offices in the southern half of Alabama and 10 offices throughout Northwest Florida. A new office in Fairhope, Alabama is under construction and is expected to open in the fourth quarter. We have acquired property in the Tillman's Corner area of west Mobile County, and our office there should open in the Fall. Plans are underway for an office in the Malbis area of rapidly growing Baldwin County in Alabama in 2008. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services.

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

EARNINGS:
Interest revenue	$23,920	$21,841	$47,670	$42,511
Interest expense	11,720	8,478	23,390	15,822

Net interest revenue	12,200	13,363	24,280	26,689

Provision for loan losses	2,933	691	3,719	1,383

Trust revenue	740	550	1,473	1,094
Service charges on deposit accounts	1,462	1,132	2,675	2,208
Securities gains (losses), net	0	0	0	(44)
Other income, charges and fees	981	1,047	2,026	2,153
Total non-interest revenue	3,183	2,729	6,174	5,411

Salaries, pensions and other employee benefits	5,558	5,281	11,337	10,421
Net occupancy, furniture and equipment expense	1,678	1,428	3,364	2,902
Intangible amortization	187	187	374	374
Other non-interest expense	3,420	2,675	6,535	5,655
Total non-interest expense	10,843	9,571	21,610	19,352
Income before income taxes	1,607	5,830	5,125	11,365
Income tax expense	351	1,937	1,418	3,745
Net income	$1,256	$3,893	$3,707	$7,620

Earnings per share:
Total
Basic	$0.11	$0.35	$0.33	$0.68
Diluted	0.11	0.34	0.33	0.68

Cash dividends declared
per share	$0.13	$0.13	$0.26	$0.26

Book value per share	$12.48	$12.10	$12.48	$12.10

Common shares outstanding	11,197	11,152	11,197	11,152
Basic average shares outstanding	11,191	11,152	11,185	11,144
Diluted average shares outstanding	11,385	11,294	11,387	11,276

STATEMENT OF CONDITION:	06/30/07	12/31/06	06/30/06
Cash and cash equivalents	$140,769	$126,646	$81,658
Securities available for sale	116,208	118,498	124,606
Loans	1,027,043	1,004,735	1,004,666
Allowance for loan losses	(19,259)	(16,328)	(14,764)
Goodwill	41,793	41,952	41,952
Other intangible assets	2,621	2,995	3,428
Other assets	79,389	74,908	70,564
Total assets	$1,388,564	$1,353,406	$1,312,110

Deposits	$1,158,039	$1,104,129	$1,053,381
Short term borrowings	4,438	4,120	15,264
FHLB borrowings and long term debt	75,521	95,521	98,390
Other liabilities	10,838	11,113	10,184
Shareholders' equity	139,728	138,523	134,891
Total liabilities and shareholders' equity	$1,388,564	$1,353,406	$1,312,110

	Quarter Ended		Six Months Ended
	06/30/07	06/30/06	06/30/07	06/30/06
AVERAGE BALANCES:
Total assets	$1,408,471	$1,286,187	$1,405,633	$1,287,624
Earning assets	1,256,994	1,141,587	1,254,022	1,144,588
Loans	1,027,950	993,123	1,020,171	989,826
Deposits	1,166,321	1,031,559	1,159,337	1,029,039
Shareholders' equity	142,721	135,069	141,090	134,160

PERFORMANCE RATIOS:

Return on average assets	0.36%	1.21%	0.53%	1.19%
Return on average equity	3.53%	11.56%	5.30%	11.45%
Net interest margin (tax equivalent)	3.96%	4.76%	3.97%	4.77%
Efficiency ratio	69.58%	58.73%	70.03%	59.52%

ASSET QUALITY:

Ratio of nonperforming assets to total assets			2.52%	0.65%
Ratio of allowance for loan losses to total loans, net of unearned income			1.88%	1.47%
Net loans charged-off to average loans (annualized)			0.16%	0.13%
Ratio of ending allowance to total non-performing loans			62.33%	179.31%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets			10.04%	10.42%
Dividend payout ratio			78.79%	38.24%

For additional information contact: F. Michael Johnson (251) 431-7813.